PRESS RELEASE

                      Winton Financial Corporation's Board
                       Authorizes Stock Repurchase Program

FOR IMMEDIATE RELEASE
April 24, 2001

     Winton Financial Corporation ("WFC"), the holding company for The Winton Savings and Loan Co. ("Winton"), announced today that the Board of Directors of WFC has authorized a repurchase program in which up to 5% of its outstanding common shares may periodically be repurchased in the open market during the next twelve months. The decisions whether to purchase shares, the number of shares to be purchased and the price to be paid will depend upon prevailing market prices, the availability of shares and any other considerations that may, in the opinion of the Board of Directors or management, affect the advisability of purchasing WFC shares. Repurchases will be funded by current working capital, dividends periodically paid by Winton to WFC and/or by WFC borrowings. The common shares of WFC are traded on the American Stock Exchange.

     Robert L. Bollin, President and Chief Executive Officer of WFC and Winton, stated that the Board of Directors determined that the repurchase program may benefit the shareholders of WFC in light of the current market for the shares of WFC and the strong capital position of Winton.

     Since incorporation in 1988, WFC has never repurchased any of its shares. WFC has 4,438,014 shares outstanding. Information on transactions in WFC's shares is included on the American Stock Exchange under the symbol "WFI."

FOR INFORMATION, CONTACT:

Robert L. Bollin
President and Chief Executive Officer
Winton Financial Corporation
5511 Cheviot Road
Cincinnati, Ohio  45247